Exhibit 3.27

ARTICLES OF INCORPORATION

OF

EAGLE NEW BEDFORD, INC.

The undersigned, being a natural person of the age of eighteen years or more, for the purpose of forming a corporation under “The General and Business Corporation Law of Missouri,” does hereby adopt the following Articles of Incorporation:

ARTICLE I

The name of the Corporation is: Eagle New Bedford, Inc.

ARTICLE II

The address of its initial registered office in the State of Missouri is 1000 Biltmore Drive, Fenton, Missouri 63026, and the name of its initial registered agent at such address is John W. Carver.

ARTICLE III

The aggregate number of shares which the Corporation has authority to issue is Five Hundred (500), all of which shares are of the same class and are designated “Common Shares”; the par value of each such share is One Dollar ($1.00).

The shareholders of the Corporation shall have no preemptive right to acquire additional shares of the Corporation, whether now or hereafter authorized, or to acquire obligations convertible into such shares.

ARTICLE IV

The name and place of business address of the incorporator is as follows:

John W. Carver
1000 Biltmore Drive
Fenton, Missouri 63026

ARTICLE V

The number of directors to constitute the initial Board of Directors shall be one (1).  Thereafter the number of directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation; provided, that any change shall be reported to the Secretary of State within thirty (30) calendar days of such change.

ARTICLE VI

The duration of the Corporation is perpetual.

ARTICLE VII

The purposes for which the Corporation is formed are:

(a)           To engage in any lawful business for profit which is authorized by the Board of Directors and which is lawful for a corporation organized under The General and Business Corporation Law of Missouri.

(b)           To do any and everything necessary or convenient for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers of the Corporation; to do any and everything incidental to, growing out of, or germane to any of the purposes or objects, and to have and exercise all of the powers and rights conferred by the laws of the State of Missouri upon corporations formed under The General and Business Corporation Law of Missouri, and all acts amendatory thereof and supplemental thereto, it being expressly provided that the foregoing clauses shall be construed as objects, purposes and powers and shall be in furtherance and not in limitation of the powers conferred by the laws of the State of Missouri.

ARTICLE VIII

No present or former director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Article shall not be construed to eliminate a director’s liability (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to section 351.345 of The General and Business Corporation Law of Missouri, or (iv) for any transaction from which the director derived an improper personal benefit.  If The General and Business Corporation Law of Missouri is amended after adoption by the Corporation of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by The General and Business Corporation Law of Missouri, as so amended.  Neither the amendment nor the repeal of this Article, nor the adoption of any provision of the Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise prior to such amendment or repeal of this Article or prior to the adoption of an inconsistent provision.

ARTICLE IX

(a)           The Corporation, except as provided in paragraph (b), shall indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether criminal, civil, administrative or investigative, including without limitation any action by or in the right of the Corporation, by reason of the fact that he was or is a director or officer of the Corporation or is or was a director or officer of the Corporation who is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, agent, employee, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise; against expenses, including attorneys’ fees, judgments, fines, taxes and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding if such person’s conduct is not finally adjudged to be knowingly fraudulent, deliberately dishonest or willful misconduct.  The right to indemnification conferred in this paragraph shall be a contract right and shall include the right to be paid by the Corporation expenses incurred in defending any actual or threatened civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding.  Such right will be conditioned upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article.  Such right shall survive any amendment or repeal of this Article with respect to expenses incurred in connection with claims, regardless of when such claims are brought, arising out of acts or omissions occurring prior to such amendment or repeal.  The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(b)           If a claim under paragraph (a) of this Article is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim.  It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under The General and Business Corporation Law of Missouri for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation.  Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in The General and Business Corporation Law of Missouri, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c)           The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, partner, trustee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(d)           The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, partner, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.

(e)           For the purposes of this Article, references to the “Corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee, partner, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

(f)            For purposes of this Article, the term “other enterprise” shall include employee benefit plans; the term “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and the term “serving at the request of the Corporation” shall include any service as a director, officer, employee, partner, trustee or agent of, or at the request of, the Corporation which imposes duties on, or involves services by, such director, officer, employee, partner, trustee or agent with respect to an employee benefit plan, its participants, or beneficiaries.

(g)           In the event any provision of this Article shall be held invalid by any court of competent jurisdiction, such holding shall not invalidate any other provision of this Article and any other provisions of this Article shall be construed as if such invalid provision had not been contained in this Article.  In any event, the Corporation shall indemnify any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation who is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, agent, employee, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise, to the full extent permitted under Missouri law, as from time to time in effect.

ARTICLE X

The Board of Directors shall have power to make, and from time to time repeal, amend and alter the Bylaws of the Corporation; provided, however, that the paramount power to repeal, amend and alter the Bylaws or to adopt new Bylaws, shall always be vested in the shareholders, which power may be exercised by a vote of a majority of the shares represented in person or by proxy and entitled to vote at any annual or special meeting of the shareholders, and the directors thereafter shall have no power to suspend, repeal, amend or otherwise alter any Bylaws or portion thereof so enacted by the shareholders, unless the shareholders in enacting such Bylaws or portion thereof shall otherwise provide.

IN AFFIRMATION THEREOF, the facts stated above are true and correct.  The undersigned understands that false statements made in this filing are subject to the penalties provided under Section 575.040, RSMo.

/s/
John W. Carver, Incorporator

Name and address to return filed document:

Name:	Lorrie Maag, Corporate Paralegal
Address	Blackwell Sanders LLP
720 Olive Street, Suite 2400
City, State, and Zip Code:	St. Louis, MO 63101